Exhibit 10.22
SEVERANCE AGREEMENT AND RELEASE
     This Severance Agreement and Release (“Agreement”) is entered into as of the 19th day of March, 2005 (the “Effective Date”). The parties to this Agreement are Hastings Entertainment, Inc. (“Hastings” or the “Company”) and Robert Berman (“Berman”).
Recitals
     1. Berman has been employed by Hastings as Vice President of Store Operations. Berman has voluntarily resigned his employment with Hastings effective March 19, 2005, in order to pursue other business opportunities.
     2. Hastings and Berman do not anticipate that there will be any dispute between them or legal claims arising out of Berman’s separation from the Company, but nevertheless desire to settle fully and finally any and all differences, causes of action, claims, or disputes that might otherwise arise out of Berman’s employment with the Company.
Agreement
     IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, IT IS AGREED AS FOLLOWS:
     1. Temporary Continuation of Pay. Hastings will continue to pay Berman his regular salary through March 31, 2005. These payments will be issued through the Company’s payroll less all applicable taxes and withholding. Berman will receive his vested employee benefits (including the bonus payable for the period ending January 31, 2005 and three (3) weeks of vacation pay).
     2. Severance Benefits. Following his final date of employment, Hastings agrees to pay Berman a sum equal to twelve (12) months of his current base salary plus bonus computed at his bonus percentage for such period based upon an assumed achievement of 100%, equal to $240,000.00, payable in one lump sum less all applicable taxes and withholding. This payment will be made on or before April 15, 2005.
     3. COBRA Payments. The Company will pay Berman’s (including his spouse) COBRA costs for a period of fifteen (15) months. Hastings will pay all costs directly through its third party administrator.
     4. Options. Any unvested Options granted pursuant to Option Grant No’s 500, 551, 605, 606, 671, and 672 will be vested as of April 1, 2005, and all Options under such grants must be exercised on or before June 30, 2005. Any option shares under such grants not exercised by such date will expire. All other Options Grants remain in force as written.

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     5. Return of Property. Berman agrees to return to the Company any property owned by the Company in a timely manner.
     6. Agreement Confidentiality. Berman represents and agrees that the existence, terms and conditions of this Agreement shall be kept strictly and completely confidential subject only to the following exceptions:
A.	Berman may tell, on condition of confidentiality, his immediate family, appropriate governmental agencies, such as the Internal Revenue Service, Bankruptcy trustee, his investment adviser, attorneys, and accountant; and any other person he is required to tell by law or must do so to effectuate this Agreement.

B.	Berman may disclose relevant information regarding the terms and conditions of this Agreement in response to a validly executed and served subpoena or other court order. However, in so responding, Berman will advise the court and all interested parties of the existence and substance of this confidentiality agreement and will take all reasonable steps necessary to limit his disclosure of confidential information governed by this Agreement.
     The phrase, “terms and conditions of this Agreement” means those terms and conditions that appear on the face of the Agreement and any and all discussions, information and documentation used, generated and/or relied upon in producing this Agreement. Except to the extent necessary to enforce this Agreement, it is further agreed that neither this Agreement nor any part thereof is to be used or admitted into evidence in any proceeding of any character, judicial or otherwise, now pending or hereafter instituted.
     7. Release. In consideration of the severance pay, severance benefits, and other promises contained herein, and as a material inducement to Hastings to enter into this Agreement, Berman hereby irrevocably and unconditionally releases, acquits, forever discharges, and agrees to hold harmless Hastings and its agents, assigns, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under, or in concert with any of them (hereinafter “the releasees”), from any and all claims, causes of action, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Berman that he ever had or may now have against the releasees, or any of them, including, without limitation, any claims, causes of action, demands, or liabilities in connection with either Berman’s employment with the Company or his resignation from the Company. This Agreement expressly covers, but is not limited to, any claims that Berman may have raised under any state or federal statutory or common law prohibiting discrimination in employment on the basis of age, gender, disability, race, national origin, religion, “whistleblower” or on any other basis prohibited by law including claims arising under Title VII of the Civil Rights Act of 1964, Section 21.051 of the Texas Labor Code, and the Americans with Disabilities Act.

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     In addition and in consideration of the promises contained in this Agreement, Berman hereby waives, releases and forever discharges, and agrees that he will not in any manner institute, prosecute, or pursue, any complaint, claim, charge, demand, or suit, whether in law or in equity, which asserts or could assert at common law or any statute, rule or any grounds whatsoever, any claim or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq; against any one or all of the releasees with respect to any event, matter, claim, damage, or injury, whether known or unknown, arising out of his employment and resignation of employment with the Company and its subsidiaries and/or the execution of this Agreement.
     8. Letter of Recommendation. Hastings will execute a letter of recommendation on Berman’s behalf which letter will be subject to reasonable approval by Berman. Hastings agrees to supply up to ten original copies for Berman at his request. Any subsequent inquiry regarding Berman’s employment and subsequent resignation will be addressed by supplying a copy of the letter of recommendation or otherwise communicating its content.
     9. Reasonable Assistance & Cooperation. In consideration of the severance payment and other benefits provided to Berman in this Agreement, Berman agrees to provide reasonable assistance and cooperation to Hastings regarding certain items and areas over which he managed or otherwise worked on while employed at the Company, not to exceed twenty (20) hours per month or a total of 100 hours overall. Berman acknowledges and agrees that his receipt of the severance payment and other benefits provided for in this Agreement are contingent upon his good faith efforts to provide reasonable assistance and cooperation during the transition period identified in paragraph 1 above and thereafter.
     10. COBRA. Berman hereby acknowledges that Hastings or its authorized designee has advised him that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) he has the right to elect continued coverage under the Company’s group health plan at his own expense once Hastings stops paying for his health insurance under paragraph 3. Such election must be made no later than sixty (60) days after his resignation.
     11. No Admission of Fault on Behalf of Hastings. This Agreement shall not in anyway be construed as an admission by Hastings, its agents, employees, directors, officers, representatives, or assigns, or its subsidiaries, of any act of wrongdoing whatsoever against Berman or any other person.
     12. Complete Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.
     13. Acknowledgment of Right to Seek Counsel. Berman acknowledges that he has a complete and unequivocal right to seek legal advice and/or representation from any attorney of his choice regarding the matters set forth in this Agreement. Berman acknowledges that he has either

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consulted with counsel and is satisfied with the representation he received with respect to this Agreement, or he acknowledges that he has knowingly and voluntarily waived his right to seek legal representation.
     14. Choice of Forum and Venue. The terms of this Agreement shall be construed in accordance with the laws of the State of Texas. Any proceeding brought to enforce or interpret this Agreement shall be brought in Potter County, Texas.
     15. Time to Sign and Revoke Agreement. In accordance with the Older Workers Benefit Protection Act, 29 U.S.C. §626(f)(l), Berman acknowledges and agrees that he has the right to examine the terms of this Agreement for twenty-one (21) calendar days from the date he first received this Agreement before executing the Agreement, but has chosen to waive this right.
     Berman understands that for a period of seven (7) calendar days after he executes this Agreement he has the right to revoke it and this Agreement shall not become effective and enforceable until after the passage of this seven day period without Berman having revoked it. Non-revocation shall be evidence by an executed copy of the attached Statement of Non-Revocation. This Agreement may not be revoked after the seven day period.
     16. Confidentiality, Non-Disclosure Following Termination and Covenant Not to Compete. Berman acknowledges and stipulates that: 1) during the time he worked for Hastings, he was placed in a position to become acquainted with Hastings’ Proprietary and Confidential Information (defined below); 2) the use or disclosure of Proprietary and Confidential Information by Berman, except as expressly authorized by Hastings, is prohibited and would seriously damage Hastings; 3) in addition to being given access to Proprietary and Confidential Information, Berman received material benefits as a result of his employment, including compensation and experience; and 4) in addition to the foregoing, Berman is being given the severance benefits described in Paragraph 2, 3 and 4. Therefore, Berman agrees as follows:
A.	Berman shall not, without the prior written consent of Hastings, directly or indirectly:
(i)	disclose, divulge, furnish or make accessible to any person, or copy, take or use in any manner, any of the Proprietary and Confidential Information of Hastings;

(ii)	take any action that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of any of the Proprietary and Confidential Information of Hastings;

(iii)	fail to follow the reasonable guidelines established by Hastings from time to time regarding the confidential and proprietary nature of the Proprietary and Confidential Information; or

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(iv)	divulge, furnish or make accessible to any other employee of Hastings a copy of this Agreement, or in any other manner divulge the contents thereof.
B.	Berman agrees to return all documents, discs, files, software, compilations of information, or any other materials provided or made available to him by Hastings (including all copies of any such material) that contain Proprietary and Confidential Information, as defined by this Agreement.

C.	“Proprietary and Confidential Information” means all of the data, documents, materials, information and ideas of Hastings, including, without limitation: any and all applicant and employee records and information, customer and vendor records and information, operation methods and information, marketing information and strategies, accounting and financial information, internal publications and memoranda, goodwill, this Agreement and its contents, computer systems, software, and other matters considered proprietary or confidential by Hastings. Proprietary and Confidential Information shall not include: (i) any information or material that Berman can establish has become publicly available; (ii) any information or material required to be disclosed by order of a court of competent jurisdiction; or (iii) any otherwise confidential information or material that Hastings’ Board of Directors allows to be disclosed by Berman, as evidenced by the Board’s written consent for such disclosure.

D.	Covenant Not to Compete.

(a)	Length of Time and Area. (1) For a period of two (2) years after the Effective Date, Berman shall not accept any position, where the performance of duties in that position will involve managing, controlling, participating in, investing in, acting as consultant or advisor to, rendering services for, or otherwise assisting any person or entity that engages in or owns any business that derives a material portion of its revenues from the retail multi-media entertainment business. For purposes of this Agreement, “retail multi-media entertainment business” includes the businesses involved in any one or more of the following: the sale of books, the sale of pre-recorded music, the sale of pre-recorded video tapes, the sale of software, or the rental of pre-recorded video tapes (whether any such product is new or used). A material portion shall mean that ten percent (10%) or more of such person’s or entity’s (including its affiliates) revenues is derived from the retail multi-media entertainment business. This non-competition agreement is limited to any person or entiry that operates in states in which Hastings operates as of the Effective Date.

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(b)	This section shall not prevent Berman from using general skills and experience developed during employment with Hastings or other Hastings; or from accepting a position of employment with another company, firm, or other organization which competes with Hastings, if its business is diversified and Berman is employed in a part of the business that is not related to the multi-media entertainment business and provided that such position does not require or permit the disclosure or use of Proprietary and Confidential Information.

(c)	The ownership by Berman of ten percent (10%) or less of a publicly-traded class of securities shall not be deemed a violation of this Section 16.

(d)	Reasonableness of Limitations. Berman acknowledges and agrees that the covenant not to compete contained this Section 16 is ancillary to or part of this Severance Agreement and Release and that the limitations contained in this covenant not to compete (1) are reasonable limitations as to time, geographical area, and scope of activity to be restrained; (2) do not impose a greater restraint than is necessary to protect the business interests of Hastings, which, not by limitation, include the Proprietary and Confidential Information; and (3) will not create a hardship on Berman.

(e)	Partial Invalidity. If for any reason any court of competent jurisdiction determines that the restrictions contained in this covenant not to compete are not reasonable, that the consideration is inadequate, or that Berman has been prevented from earning a livelihood, such restrictions should be interpreted, modified, or rewritten to include as much of the duration, scope, and geographic area identified in this Section 16 as will render such restrictions valid and enforceable.

(f)	Nonsolicitation of Employees. For a period of two (2) years following the Effective Date, Berman shall not directly solicit, encourage, or induce any other employees of Hastings to terminate employment with Hastings or employ or offer employment to any such other employee of Hastings.
     17. Assignment of Intellectual Property.
A.	Berman agrees that any idea, innovation, concept, useful article, software, program, database, system, modification to an existing system or program, or other analytical tool he created or developed as part of his employment with Hastings (collectively referred to as “Development”) shall be the sole exclusive property of Hastings, and Berman agrees that he retains no intellectual property rights in any such Development. As such, Berman

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expressly assigns to Hastings all right, title and interest in any and all Developments, made or conceived solely or jointly by Berman, whether or not such Developments are patentable, copyrightable, or protectable in any other manner, that relate in any way to the business or operations of Hastings.

B.	The assignment of any Development only applies to any Development(s) created while Berman was employed by Hastings.

C.	To the extent Berman claims that any Development was his own intellectual property prior to the date he began his employment with Hastings, Berman agrees to list such Development below, with a brief description that is sufficient to allow the parties to easily identify what Berman claims as his own. Berman claims the following Development(s) as his own creation prior to the date he began his employment with Hastings, and does not assign his right, title and interest in such Development(s) to Hastings:

NONE

(Write “NONE” if no prior Developments exist).

D.	Excluded from Berman’s assignment of his Developments are the following, which Berman cannot assign to Hastings because of a prior agreement with , which is effective until .

NONE

(Write “NONE” if no prior agreements exist).

E.	Hastings and its licensees are not required to designate Berman as the author or creator of any Development assigned in this paragraph 15 when distributing the Development publicly or otherwise. To the extent Berman writes any article in any publication or trade journal referencing or relating to any Development, the article shall be considered a joint work of Hastings and Berman, shall recognize both Hastings and Berman as joint authors, and shall include information identifying Berman as an employee of Hastings.

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     18. Right to Injunctive Relief and Other Remedies. If it is determined that Berman has breached any of the covenants contained in paragraphs 14, 16, or 17, Hastings may obtain an injunction prohibiting such breach. Berman expressly stipulates and agrees that his obligations under this Agreement are specifically enforceable by temporary and permanent injunctive relief. Berman further agrees that Hastings shall not be required to post a bond in order to obtain injunctive relief against Berman for violating any of the covenants contained in paragraphs 4,14, or 15, or if a bond is required by law or by any court of competent jurisdiction, Berman hereby agrees to a bond in the lowest amount permitted by law. Nothing in this paragraph shall be deemed to deny Hastings the right to seek damages, or any other remedy that may be available, in addition to the injunctive provided herein.
     19. Notices. All communications and notices between the parties hereto shall be given at the following addresses:
Hastings Entertainment, Inc.
c/o Dave Moffatt, Vice-President Human Resources
3601 Plains Blvd.
Amarillo, Texas 79102
Robert Berman

Amarillo, Texas 79109
Notice under this Agreement will be considered to have been accomplished on the date the party deposits in the United States Mail a copy of the notice at issue, which must be properly addressed using the addresses identified in this paragraph, postage prepaid with adequate postage thereon.
     20. INDEMNITY. BERMAN AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS HASTINGS AND ITS EMPLOYEES, AFFILIATES, AND ASSIGNS FROM ANY AND ALL LIABILITY, CLAIMS, LOSSES, COSTS, ATTORNEYS’ FEES AND/OR DAMAGES OF ANY SORT THAT ARISE OR RESULT FROM THE BREACH OF ANY WARRANTIES OR REPRESENTATIONS MADE IN THIS AGREEMENT.
     HASTINGS AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BERMAN FROM ANY AND ALL LIABILITY, CLAIMS, LOSSES, COSTS, ATTORNEYS’ FEES AND/OR DAMAGES OF ANY SORT THAT ARISE OR RESULT FROM THE PERFORMANCE OF BERMAN’S DUTIES CONDUCTED IN GOOD FAITH WHILE ACTING ON HASTINGS’ BEHALF OR THE BREACH OF ANY WARRANTIES OR REPRESENTATIONS MADE BY IT IN THIS AGREEMENT.

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     BY SIGNING BELOW, Berman ACKNOWLEDGES THAT HE HAS READ AND CAREFULLY CONSIDERED THIS AGREEMENT AND UNDERSTANDS THAT IT IS A FULL RELEASE OF ALL CLAIMS KNOWN OR UNKNOWN. Berman ACKNOWLEDGES AND AFFIRMS THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS CONCERNING THIS AGREEMENT AND HE HAS HAD HIS QUESTIONS ANSWERED TO HIS COMPLETE SATISFACTION. Berman ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY.

HASTINGS ENTERTAINMENT, INC, a Texas Corporation

By: Dave Moffatt
Title: Vice President Human Resources
on Behalf of the Corporation

EMPLOYEE

-s- Robert Berman
Robert Berman
3-25-05
Date
State of   TEXAS
County of  POTTER
This instrument was acknowledged before
me on 25 day of march, 2005 by DAVE [ILLEGIBLE]-VP. HUMAN RESOURCES.
-s- LESLY A. BELLAH
Notary Public Signal
My commission Expiries 1-28-2009
STATEMENT OF NON-REVOCATION
     By signing below, I hereby verify that I have chosen not to revoke my Agreement to and execution of the “Severance Agreement and Release” dated 3 -25 - 05 between myself and HASTINGS ENTERTAINMENT, INC. My signature below confirms my continued agreement to the terms of that Agreement in all its particulars including my release and waiver of any and all claims relating to my employment and voluntary resignation of employment with HASTINGS ENTERTAINMENT, INC.

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-s- Robert Berman	4-4-05

Robert Berman	Date

ACCEPTED BY: Dave Moffatt	4-8-05

Date
Print Name & Title: Dave Moffatt
VP HR
NOTICE: DO NOT SIGN, DATE OR RETURN THIS DOCUMENT UNTIL EIGHT (8) DAYS AFTER YOU SIGN THE “SEVERANCE AGREEMENT AND RELEASE.”